Exhibit 10.2

THERAPEUTICSMD, INC.

CHARTER OF

CORPORATE GOVERNANCE COMMITTEE

Committee Purpose

The purpose of the Corporate Governance Committee (the "Committee") of TherapeuticsMD, Inc. (the "Company") is to:

1.	Identify, review and recommend to the Board for election and/or appointment qualified candidates for membership on the Board ("Director Candidates") and the committees of the Board ("Committee Candidates").
2.	Develop and recommend to the Board corporate governance principles and other corporate governance policies and otherwise perform a leadership role in shaping the Company’s corporate governance.

Committee Responsibilities

In addition to the purpose set forth above, the primary responsibilities of the Committee shall be to:

1.	Develop and recommend to the Board the criteria and qualifications for selecting Director Candidates and Committee Candidates.
2.	Identify, review and recommend to the Board all Director Candidates to be nominated by the Board for election at the Company’s Annual Meeting of Shareholders and Director Candidates to be elected by the Board as necessary to fill vacancies and newly created directorships.
3.	Establish procedures for the consideration of Director Candidates recommended for the Committee’s consideration by the Company’s shareholders.
4.	Develop and recommend to the Board criteria to assess the independence of Directors and Director Candidates.
5.	Review and periodically make recommendations to the Board concerning the composition, size, structure and activities of the Board and its committees.
6.	Periodically review attendance records of Directors at Board and committee meetings.
7.	Annually review and report to the Board with respect to Director compensation and benefits, and develop, approve and oversee the Company’s stock ownership guidelines for the Company’s Directors.
8.	Disclose to shareholders in the Company's annual proxy statement information (or other filings as appropriate) about the Director nomination process, including criteria and qualifications for selecting Director Candidates, as required and as may be amended by rules of the Securities and Exchange Commission.
9.	Review this Charter on an annual basis and update it as appropriate, and submit it for the approval of the Board when updated.
10.	Develop and recommend to the Board corporate governance principles and other corporate governance policies, including the Related Person Transaction Policies and Procedures as well as the Code of Conduct applicable to the Company and its subsidiaries, and on an annual basis, or more frequently if necessary, review and recommend changes to the corporate governance principles as appropriate.
11.	Undertake such other responsibilities or tasks as the Board may delegate or assign to the Committee from time to time.

General

1.	The Committee shall consist entirely of members of the Company's Board of Directors and shall be comprised of not less than three (3) members.
2.	Each member of the Committee shall be free of any relationship that, in the judgment of the Board, would interfere with the exercise of the Committee member's independent judgment.

3.	The Chairperson shall be appointed by the Board.
4.	The Committee shall meet at least one (1) time each year, or more frequently as circumstances require.
5.	The timing of the meetings shall be determined by the Committee and the Board. The Committee, however, will meet at any time as may be required by the Company's independent auditors.
6.	The Board may at any time and in its complete discretion remove any member of the Committee and may fill any vacancy in the Committee.
7.	A majority of the total number of Committee members shall constitute a quorum of the Committee.

This Charter was adopted by the Company's Board of Directors on February 29, 2012.